NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 23, 2025, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 12, 2025 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Skechers U.S.A., Inc. and Beach Acquisition Merger Sub, Inc., a subsidiary of Beach Acquisition Co Parent, LLC, a direct, wholly-owned subsidiary of 3G Fund VI, L.P., which is an affiliate of investment funds managed by 3G Capital Partners L.P. Inc. became effective before market open on September 12, 2025. Each share of Class A Common Stock of Skechers U.S.A., Inc. was converted into USD $63.00 per share in cash, without interest, less any applicable fee, and tax. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 12, 2025.